Exhibit 99.1

For Immediate Release

Xplore Announces $2.2 Million in Purchase Orders

Austin, Texas – October 15, 2012 – Xplore Technologies Corp. (OTCQB: XLRT) (“Xplore” or the “Company”), a manufacturer of award-winning rugged tablet PCs, announced today that it received $2.2 million in purchase orders for the week ended October 12, 2012. Approximately $1.1 million of these purchase orders were received from a leading medical device company focused on advanced heart failure solutions, with the balance coming from a number of existing customers, such as Daimler, and partners, such as VT Miltope for the US Air Force.

“Sales of tablet computers continue to gain momentum and market share,” stated Philip Sassower, Xplore’s Chairman and Chief Executive Officer. “We believe Xplore’s improved operating results are directly linked to the tablet computer becoming the device of choice for field applications and last week’s purchase orders are a further indication of this positive trend for our sector. With our market-leading family of rugged devices, we believe Xplore should be a significant beneficiary of the tablet form factor’s increasing popularity.”

“We believe last week’s $2.2 million in total purchase orders demonstrate our Fortune 500 customers’ ongoing commitment to our products and our ability to attract significant orders from new large customers,” stated Mark Holleran, Xplore’s President and Chief Operating Officer. “The value of Xplore’s products has become more recognized with blue chip companies such as AT&T that rely on the quality of our products to guarantee availability of their field solutions and a lower total cost of ownership compared to non-rugged and semi-rugged alternatives.”

“After receiving approximately $20.3 million in purchase orders in fiscal 2012 from AT&T and from a prominent oil and natural gas exploration company, last week’s $1.1 million purchase order from a leading medical device company represents yet another significant win in a new vertical market for us. Our new customer plans to employ the iX104 as the control unit for its advanced treatment solutions to ensure that a patient’s health cannot be negatively affected by a computing hardware failure.”

Additional information regarding Xplore is available on our website www.xploretech.com.

About Xplore Technologies®

Xplore is engaged in the business of developing integrating and marketing mobile wireless Tablet PC computing systems.  The Company’s products enable the extension of traditional computing systems to a range of field and on-site personnel, regardless of location or environment.  Using a range of wireless communication media together with the Company’s rugged computing products, the Company’s end-users are able to receive, collect, analyze, manipulate and transmit information in a variety of environments not suited to traditional non-rugged computing devices.  The Company’s end-users are in markets that include utility, warehousing/logistics, public safety, field service, transportation, manufacturing, route delivery, military and homeland security.

Xplore Contact Information:

Xplore
Investor Relations and Media Inquiries:
Martin Janis & Company, Inc.
Beverly Jedynak
Tel:  (312) 943-1123 (Direct)
Email: bjedynak@janispr.com

This news release contains forward-looking statements that involve risks and uncertainties, which may cause actual results to differ materially from the statements made. When used in this document, the words “may”, “would”, “could”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect” and similar expressions are intended to identify forward-looking statements. Such statements reflect Xplore’s current views with respect to future events and are subject to such risks and uncertainties. Many factors could cause actual results to differ materially from the statements made including those factors detailed from time to time in filings made by Xplore with securities regulatory authorities. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward looking statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated or expected. Xplore does not intend and does not assume any obligation to update these forward-looking statements.